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                                                                    EXHIBIT 99


                          [BAYLAKE CORP. LETTERHEAD]


                                                 February 10, 1998



Dear Shareholder:

Baylake Corp is reinstating the Baylake Dividend Reinvestment Plan to coincide with dividends payable on March 16, 1998. As a past participant in the Dividend Reinvestment Plan, we are contacting you to determine your interest in continuing in the Plan. If you want to reinvest dividends in the purchase of additional shares of Baylake Corp. stock, you need to take no further action. If you want to terminate your participation in the Baylake Dividend Reinvestment Plan, please acknowledge below with your signature. Please return your acknowledgment of non-participation back to Baylake Bank in the Enclosed envelope by February 23, 1998.

The Baylake Dividend Reinvestment Plan is described in the enclosed prospectus.



I do not wish to participate in the Baylake Dividend Reinvestment Plan.

____________________________________
Shareholder

Sincerely,

Thomas L. Herlache
Chairman of the Board